Issuer Free Writing Prospectus dated February 3, 2021

Filed Pursuant to Rule 433

Registration Statement on Form S-3 (File No. 333-238757)

Relating to the Base Prospectus dated June 4, 2020 and the Preliminary Prospectus Supplement dated February 3, 2021

Ballantyne STRONG™

NYSE American: BTN

INVESTOR PRESENTATION
FEBRUARY 2021

DISCLAIMER

- This presentation contains statistical data that were obtained from industry publications and reports generated by third parties. Although Ballantyne Strong, Inc. ("Ballantyne Strong" or the "Company") believes that the publications and reports are reliable, it has not independently verified this statistical data.
- Ballantyne Strong has filed a registration statement on Form S-3 (File No. 333-238757), including a preliminary prospectus (the "Preliminary Prospectus"), with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Copies of the Preliminary Prospectus may be obtained by writing to 4201 Congress Street, Suite 175, Charlotte, North Carolina 28209, or by telephone at (704) 994-8279.
- The trademarks included herein are the property of the owners thereof and are used for reference purposes only. Such use should not be construed as an endorsement of the products or services of Ballantyne Strong.
- This presentation may not be reproduced or distributed, in whole or in part, by any means (including electronic) without the prior written consent of Ballantyne Strong.
- This presentation also contains references to non-GAAP financial measures. Please see the Appendix for the definition of non-GAAP terms and reconciliations to GAAP measures.
- In addition to adjusting net income (loss) to exclude income taxes, interest, and depreciation and amortization, Adjusted EBITDA also excludes stock-based compensation, severance, equity method income (loss), foreign currency transaction gains (losses), transactional expenses and other cash and non-cash charges and gains. Adjusted EBITDA is used internally in planning and evaluating the Company's operating performance. Accordingly, management believes that disclosure of these metrics offers investors, bankers and other stakeholders an additional view of the Company's operations that, when coupled with the GAAP results, provides a more complete understanding of the Company's financial results. Adjusted EBITDA should not be considered as an alternative to net loss or to net cash used in operating activities as measures of operating results or liquidity. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies, and the measures exclude financial information that some may consider important in evaluating the Company's performance. Adjusted EBITDA has limitations as analytical tools, and you should not consider it in isolation, or as substitutes for analysis of our results as reported under GAAP, including: (i) it does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, (ii) it does not reflect changes in, or cash requirements for, our working capital needs, (iii) it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our debt, (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements, (v) it does not adjust for all non-cash income or expense items that are reflected in our statements of cash flows, (vi) it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, and (vii) other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

FORWARD LOOKING STATEMENTS

This presentation may include "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. For these purposes, any statements contained herein regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, other than statements of historical facts, are forward-looking statements. The forward-looking statements included herein include or may include, but are not limited to, statements that are predictive in nature, depend upon or refer to future events or conditions, or use or contain words, terms, phrases, or expressions such as "achieve," "forecast," "plan," "propose," "strategy," "envision," "hope," "will," "continue," "potential," "expect," "believe," "anticipate," "project," "estimate," "predict," "intend," "should," "could," "may," "might," or similar words, terms, phrases, or expressions or the negative of any of these terms. Any statements in this presentation that are not based upon historical fact are forward-looking statements and represent our best judgment as to what may occur in the future. Forward-looking statements involve a number of known and unknown risks and uncertainties, including, but not limited to, those discussed in the "Risk Factors" section contained in Part I, Item 1A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Part II, Item 1A in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 and the Company's subsequent filings with the Securities and Exchange Commission and the following risks and uncertainties: the negative impact that the COVID-19 pandemic has already had, and may continue to have, on the Company's business and financial condition, the Company's ability to maintain and expand its revenue streams to compensate for the lower demand for the Company's digital cinema products and installation services, potential interruptions of supplier relationships or higher prices charged by suppliers, the Company's ability to successfully compete and introduce enhancements and new features that achieve market acceptance and that keep pace with technological developments, the Company's ability to successfully execute its capital allocation strategy, the Company's ability to maintain its brand and reputation and retain or replace its significant customers, challenges associated with the Company's long sales cycles, the impact of a challenging global economic environment or a downturn in the markets (such as the current economic disruption and market volatility generated by the ongoing COVID-19 pandemic), economic and political risks of selling products in foreign countries (including tariffs), risks of non-compliance with U.S. and foreign laws and regulations, potential sales tax collections and claims for uncollected amounts, cybersecurity risks and risks of damage and interruptions of information technology systems, the Company's ability to retain key members of management and successfully integrate new executives, the Company's ability to complete acquisitions, strategic investments, entry into new lines of business, divestitures, mergers or other transactions on acceptable terms or at all, the Company's ability to utilize or assert its intellectual property rights, the impact of natural disasters and other catastrophic events (such as the ongoing COVID-19 pandemic), the adequacy of insurance, the impact of having a controlling stockholder and vulnerability to fluctuation in the market price of the Company's common stock. Given the risks and uncertainties, readers should not place undue reliance on any forward-looking statement and should recognize that the statements are predictions of future results which may not occur as anticipated. Many of the risks listed above have been, and may further be, exacerbated by the COVID-19 pandemic, its impact on the cinema and entertainment industry, and the worsening economic environment. New risk factors emerge from time-to-time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except where required by law, the Company assumes no obligation to update, withdraw or revise any forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

BALLANTYNE STRONG AT A GLANCE

EXCHANGE:	NYSE American BTN
COMMON SHARES:	14.9M[1]
MARKET CAP:	$37.7M[1]
CLOSING SHARE PRICE:	$2.53[1]
PRO FORMA BOOK VALUE PER SHARE:	$2.88[2]

Leader in Entertainment

- **Trusted brand** deeply embedded in global entertainment industry
- **Largest** premium screen provider in North America
- **IMAX** exclusive global supplier
- **Leader** in cinema managed services with **100%** service coverage across the United States

Investments

- **GreenFirst Forest Products, Inc.** (TSX: GFP.V) - Market Cap ~$50M USD[1]
- **FG Financial Group, Inc.** (Nasdaq: FGF) - Market Cap ~$19M[1]
- **Firefly Systems, Inc.** (Private)

Strategic Partnerships + Potential Acquisitions

- Recent strategic reseller agreement with **Blink Charging Co.** (NASDAQ:BLNK) to offer Electric Vehicle charging stations to cinema partners
- Interesting opportunities in **Entertainment and Hospitality**

[1]As reported on 2.2.21
[2]As of 9.30.20

INVESTMENT HIGHLIGHTS

VISION 2021 & BEYOND

Leverage management's proven operating and investing experience to grow high ROI businesses and drive sustained value creation for shareholders

POSITIONED TO THRIVE AS CINEMA & AMUSEMENT INDUSTRIES REBOUND

- Leading provider by market share of screens and managed services for the top operators in the industry
- Large pipeline of blockbusters scheduled for release in 2021/22
- Theme park business accelerating; increasing demand for Eclipse immersive screens

MULTIPLE CATALYSTS IN INVESTMENT PORTFOLIO

- Investments with significant unrecognized value

STRENGTHENED BALANCE SHEET WITH CLEAR ACQUISITION STRATEGY

- Recent sale of Convergent monetizes a successful turnaround providing financial flexibility for new higher ROI opportunities

ATTRACTIVE VALUATION

- Currently trading under pro-forma book value, discount to sum of parts

STRONG

ENTERTAINMENT


Ballantyne STRONG

LEADER IN PREMIUM LARGE FORMAT SCREENS

80,000+ square foot facility in Joliette, Quebec, Canada



STRONG MDI SCREENS

- Largest premium screen provider in North America with 65% market share; growing presence in China and Europe
- Exclusive global supplier agreements with IMAX and Cinemark
- Eclipse product increases non-cinema opportunities

AMC THEATRES · IMAX · REGAL · MARCUS THEATRES · CINEMARK



"An increasingly attractive film slate in the second half of 2021 and 2022 will drive industry attendance back to pre-pandemic levels and higher by 2022/2023."

Eric Wold, Senior Industry Analyst, B. Riley

"There are a lot of terrific movies, almost an embarrassment of riches, because a lot of [films] have moved forward from '20 to '21. I think by the end of the year, we're going to see an industry that resembles the one we saw in '19."

Richard Gelfond, IMAX CEO

PIPELINE OF BLOCKBUSTERS SLATED FOR 2021/2022 RELEASE


NO TIME TO DIE
007
IN CINEMAS 2021


FAST
FURIOUS 9
2020
IMAX


TOM CRUISE
TOP GUN
MAVERICK
JUNE 2020


TOM CRUISE
MISSION: IMPOSSIBLE
ROGUE NATION


THE BATMAN

Ballantyne STRONG

CHINA: CASE STUDY FOR RECOVERY


IMAX

- Significant rebound in China could be leading indicator for US & other markets
- Box office revenue on 1.1.21 hit new record - $92 million - as moviegoers flocked to cinemas across the mainland [(1)]
- Chinese film *The Eight Hundred,* released in August 2020, earned $461 million in global box office making it 2020's highest-grossing film[(1)]

(1) Fortune, January 4, 2021

ECLIPSE IMMERSIVE SCREEN

The **Eclipse Immersive Screen Division** provides complex screen structures that traditional PVC screens are unable to support. “**Immersive Experience**” refers to capturing the individual's senses, pulling them into a new or augmented reality, ultimately enhancing the guest experience.

ECLIPSE: NEW AREA OF GROWTH WITH MULTIPLE APPLICATIONS

- Smaller but rapidly growing element of screen business
- Revenues expected to double in 2021
- Large, longer term project

  - ➢ Theme Park Industry
  - ➢ Flying Theater Attractions
  - ➢ Military Training Simulators
  - ➢ Museums
  - ➢ Aviation Training
  - ➢ Entertainment

Military Simulator





Theme Park





LEADING PROVIDER OF MISSION CRITICAL PROJECTION SOLUTIONS & SERVICES


MANAGED SERVICES

STRONG TECHNICAL SERVICES

- Leader by market share in cinema management services with 100% service coverage across the U.S.
- Cinemas are moving to outsourced services model, driving demand; expect trend will accelerate as cinemas reopen
- Proven expertise; attractive economics for customers

2019 Results (Pre-COVID):

$37M
Revenues

33%
Gross Margin

$7M
Operating Income

$8M
Adj. EBITDA

STRONG ENTERTAINMENT FINANCIAL PERFORMANCE REBOUNDING



Q2 20
$2.5M
Q3 20
$5.3M

2021 & Beyond: Opportunity for Entertainment division to surpass pre-COVID levels given leadership position, industry's shift to outsourced managed services, and demand for Eclipse immersive screens

Ballantyne STRONG

INVESTMENTS


FIREFLY
FRI JAN 18
11:27
FIREFLY


GREENFIRST
FOREST PRODUCTS


FG
FINANCIAL
GROUP INC.

FIREFLY

Preferred shares valued at $12.9M [1]

-Growing digital mobile advertising network on rideshare (Uber, Lyft) and taxi fleets

-Backed by GV (Google Ventures) and NFX

GV NFX


FIREFLY
8P75

(1) As of 9.30.20

GREENFIRST FOREST PRODUCTS

~30% shareholder/approximate $50M (USD) Market Cap[1]

-Primarily invests in global forest products industry

- Recently completed strategic investments in Canadian timber business

-Lumber's "green" advantage as building material gaining global recognition

-Technologically improved cross-laminated timber (CLT), positioned to compete with steel and concrete

-Board member Paul Rivett served as President of Fairfax Financial Holdings Ltd. ("Fairfax")

- At Fairfax worked with Prem Watsa, aka the "Warren Buffet of Canada"[2]



[1]Market Cap at 2.2.21
[2] The Motley Fool Canada, March 12, 2020

FG FINANCIAL GROUP, INC.

~21% shareholder; $19M Market Cap*

-Monetized operating business

-Currently trading at discount to book value

-Making opportunistic and value-oriented investments with focus on insurance, reinsurance and related businesses

-Recently invested in the sponsor of FG New America $225 million FinTech SPAC (NYSE American :FGNA)

- FG New America led by former TD Ameritrade Chairman of the Board Joe Moglia
- Potential positive impact on FG Financial's book value in the event of a successful acquisition by FG New America


FG
FINANCIAL
GROUP INC.

*Market Cap as of 2.1.21

INVESTMENT POSITIONS

	Carrying Value[1]	Percentage Ownership	Market Cap
FIREFLY	$12.9M	~6%	Private
GREENFIRST FOREST PRODUCTS[3]	$2.7M	~30%	~$45.8M[2]
FG FINANCIAL GROUP INC.[4]	$6.4M	~21%	~$19M[2]
	$22.0M		

[1]As of 9.30.20
[2]As of 2.1.21
[3] Formerly known as Itasca Capital Ltd
[4] Formerly known as 1347 Property Insurance Holdings, Inc.

ACQUISITION STRATEGY

Evaluating Active Acquisition Pipeline

Seeking potential acquisitions in complementary businesses

LEVERAGING OUR UNIQUE ASSETS TO SCALE AND OPTIMIZE OUR BUSINESS

Leading Technology

Highly technically advanced manufacturer of large screen formats including the new Eclipse immersive screens

Strong Investment Portfolio

Strong performing investments with significant unrecognized value

Strengthened Balance Sheet

Recent sale of Convergent provides financial flexibility for new higher ROI opportunities

Brand Recognition

Trusted name deeply embedded in the global entertainment industry; Exclusive global supplier agreements with IMAX and Cinemark

Management Excellence

Proven operating and investing experience

Poised to Ramp with COVID Recovery

65% market share in US and growing presence in Europe and China; increasing demand for managed services expected to accelerate; large pipeline of blockbusters coming in 2021/22

The above statements are based on our current beliefs and are not guaranteed of results. For more information on forward-looking statements, see "Forward Looking Statements."

Ballantyne STRONG

APPENDIX


Ballantyne STRONG

2019 Reconciliation of Strong Entertainment Net Loss to Adjusted EBITDA

(in thousands) (Unaudited)

	Strong Entertainment
Net income (loss)	$ 2,079
Interest expense, net	140
Income tax expense	2,148
Depreciation and amortization	896
EBITDA	5,263
Stock-based compensation expense	-
Fair value adjustment to notes receivable	2,857
Equity method investment loss (income)	779
Loss on disposal of assets and impairment charges	68
Foreign currency transaction loss (gain)	289
Gain on Firefly transaction, net of transaction costs	-
Gain on property and casualty insurance recoveries	(1,235)
Severance and other	-
Adjusted EBITDA	$ 8,021